As filed with the Securities and Exchange Commission on April 16, 2025

Registration No. 333-227937

Registration No. 333-230814

Registration No. 333-235453

Registration No. 333-236602

Registration No. 333-253717

Registration No. 333-263028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-227937

REGISTRATION STATEMENT NO. 333-230814

REGISTRATION STATEMENT NO. 333-235453

REGISTRATION STATEMENT NO. 333-236602

REGISTRATION STATEMENT NO. 333-253717

REGISTRATION STATEMENT NO. 333-263028

UNDER

THE SECURITIES ACT OF 1933

SOLARWINDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0753267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7171 Southwest Parkway Building 400 Austin, TX	78735
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

SolarWinds Corporation Equity Plan

SAManage Ltd. 2012 Israeli Share Option Plan

Restricted Stock Units Granted Outside of a Plan

(Full title of the plan)

Jason W. Bliss

Executive Vice President, General Counsel and Secretary

SolarWinds Corporation

7171 Southwest Parkway, Building 400

Austin, TX 78735

(Name and address of agent for service)

(512) 682-9300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by SolarWinds Corporation, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”). This Post-Effective Amendment is being filed to deregister any and all shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statements:

•

Registration Statement on Form S-8 (File No. 333-227937) filed with the SEC on October 23, 2018, registering (i) 30,000,000 shares of Common Stock issuable pursuant to the 2018 Equity Incentive Plan (the “Equity Incentive Plan”); (ii) 3,750,000 shares of Common Stock issuable pursuant to the 2018 Employee Stock Purchase Plan (the “ESPP”); and (iii) 3,204,400 shares of Common Stock issuable pursuant to the SolarWinds Corporation Equity Plan (“SolarWinds Equity Plan”);

•

Registration Statement on Form S-8 (File No. 333-230814) filed with the SEC on April 11, 2019, registering 700,000 shares of Common Stock issuable pursuant to the SAManage Ltd. 2012 Israeli Share Option Plan;

•

Registration Statement on Form S-8 (File No. 333-235453) filed with the SEC on December 11, 2019, registering 200,000 shares of Common Stock underlying Restricted Stock Units Granted Outside of a Plan;

•

Registration Statement on Form S-8 (File No. 333-236602) filed with the SEC on February 24, 2020, registering (i) 15,565,326 shares of Common Stock issuable pursuant to the Equity Incentive Plan and (ii) 1,556,532 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (File No. 333-253717) filed with the SEC on March 1, 2021, registering (i) 15,707,780 shares of Common Stock issuable pursuant to the Equity Incentive Plan and (ii) 1,570,778 shares of Common Stock issuable pursuant to the ESPP; and

•

Registration Statement on Form S-8 (File No. 333-263028) filed with the SEC on February 25, 2022, registering (i) 7,963,318 shares of Common Stock issuable pursuant to the Equity Incentive Plan and (ii) 796,331 shares of Common Stock issuable pursuant to the ESPP.

On April 16, 2025 (the “Effective Date”), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 7, 2025, by and among the Registrant, Starlight Parent, LLC, a Delaware limited liability company (“Parent”), and Starlight Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Registrant has terminated the Equity Incentive Plan, the ESPP, the SolarWinds Equity Plan; the SAManage Ltd. 2012 Israeli Share Option Plan and the Restricted Stock Units Granted Outside of a Plan effective as of the Effective Date.

Further, in connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 16, 2025.

SOLARWINDS CORPORATION

By:	/s/ Lewis W. Black
Name: Lewis W. Black
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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